EXHIBIT 10.2

Amendment #1 to the Participation Agreement by and Between Michael Gilfeather and Orange Bank & Trust Company for Participation in the Orange Bank & Trust Company
Performance-based Supplemental Executive Retirement Plan

WHEREAS, Orange Bank & Trust Company (the “Bank”) maintains Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan (the “Plan”) for the benefit of eligible participants; and

WHEREAS, Michael Gilfeather was selected to participate in the Plan and executed an amended and restated participation agreement with the Company effective December 22, 2023 (the “Participation Agreement”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Bank (the “Committee”), on behalf of the Bank and as the Administrator of the Plan, approved:

•	The deletion of the last sentence in Section 3(a) of the Participation Agreement; and
•	An increase in Total Assets in Section 3(a)(ii) from $1 billion to $2.5 billion.

NOW, THEREFORE, effective as of the date below, Section 3(a) of the Participation Agreement shall read as follows:

  “3. Contributions.

(a)
Performance-Based Contributions.  Provided that (i) the Participant is employed by the Bank and the Company on December 31st of each year, (ii) the Bank has Two and a Half Billion Dollars in Total Assets for two consecutive quarters during an applicable fiscal year, and (iii) the Participant satisfies at least 80% of his annual financial goals established for an applicable fiscal year, the Bank shall credit the Participant’s SERP Account with $60,000 Performance-Based Contribution for the applicable fiscal year.  Commencing with the contribution for the fiscal year ending December 31, 2023, the Performance-Based Contribution amount will be increased to $260,000.

The Board of Directors of the Bank (the “Board”) will determine, in its sole discretion, whether the Participant achieved his annual financial goals for each fiscal year and the level of achievement.  Following the certification of the Participant’s annual goals by the Board, Performance-Based Contributions (if any) will be credited to the Participant’s SERP Account effective December 31st of the fiscal year in which the applicable contribution applies.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by a duly authorized representative and has signed this Amendment on the 20th day of February, 2025 and Executive has executed the Agreement, as well.

ORANGE BANK & TRUST COMPANY

/s/ Jonathan Rouis
On behalf of the Board of Directors

EXECUTIVE

/s/ Michael Gilfeather
Michael Gilfeather